Exhibit 21.1

PATENT PROPERTIES, INC.

SIGNIFICANT SUBSIDIARIES

All significant subsidiaries are wholly-owned by Patent Properties, Inc. and/or one or more of its wholly-owned subsidiaries.

Name	Jurisdiction in which Organized
Inventor Holdings, LLC	Delaware
Certified Measurement, LLC	Delaware